As filed with the Securities and Exchange Commission on August 31, 2026

Registration No. 333-

 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________________

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
______________________________

EOS ENERGY ENTERPRISES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	84-4290188
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

Two Allegheny Center
Nova Tower 2
Pittsburgh, Pennsylvania 15212
(732) 225-8400
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Joe Mastrangelo
Chief Executive Officer
Eos Energy Enterprises, Inc.
Two Allegheny Center
Nova Tower 2
Pittsburgh, Pennsylvania 15212
Tel: (732) 225-8400
______________________________

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copy to:

Michael Kaplan
Roshni Banker Cariello
Steven Glendon
Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
(212) 450-4000

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PROSPECTUS

Up to 56,545,954 shares of Common Stock
Offered by Eos Energy Enterprises, Inc. Upon Exercise of Warrants, Exchange Rights and Preferred Stock

On June 30, 2026, Eos Energy Enterprises, Inc., a Delaware corporation (the “Company,” “we,” “us,” “our,” and “Eos”), entered into a binding amended and restated equity term sheet (the “Term Sheet”) by and among CCM Frontier JV Holdco, LLC, an affiliate of Cerberus Capital Management, L.P. (“CCM”) and HBC MSF Capital Solutions Blocker II, LLC, an affiliate of Hudson Bay Capital Management LP (“HBC”), related to the establishment of Frontier Power USA Parent, LLC, a Delaware limited liability company (“Frontier”) as a joint venture among us, CCM and HBC. Pursuant to the Term Sheet, we and Frontier entered into a contribution and warrants issuance agreement, dated as of August 4, 2026 (the “Contribution Agreement”) under which we issued to Frontier 30,026,658 warrants (the “Frontier Warrants”), each Frontier Warrant exercisable for one share of our common stock, par value $0.0001 per share (the “common stock”), at an exercise price of $5.481, on the terms and subject to the conditions set forth in the warrant agreement, dated as of August 3, 2026, by and between us and Continental Stock Transfer & Trust Company (the “Warrant Agreement”). See “Description of Capital Stock—Warrants—Frontier Warrants.” Substantially simultaneously with the Contribution Agreement, Frontier entered into separate contribution and warrants purchase agreements, each dated as of August 4, 2026, with each of CCM and HBC, respectively (together, the “Holder Contribution Agreements”), pursuant to which Frontier sold 20,017,772 Frontier Warrants to CCM (the “CCM Warrants”) and 10,008,886 Frontier Warrants to HBC (the “HBC Warrants”).

Pursuant to the Term Sheet, we also entered into an exchange agreement, dated as of August 4, 2026, by and among us, HBC and Frontier (the “Exchange Agreement”), under which we agreed to exchange (the “Exchange Rights”), pursuant to the conditions described in the Exchange Agreement, 50,000,000 Class C Units of Frontier (the “Class C Units”) held by HBC for shares of our common stock based on $1.00 per Class C Unit (subject to customary adjustments for any unit split, dividends, distributions, recapitalizations, consolidations, mergers and other similar events), exchangeable for up to 9,122,422 shares of our common stock. See “Description of Capital Stock—Exchange Rights.” In addition, we have entered into registration rights agreements with each of CCM and HBC, respectively, each dated as of August 4, 2026 (together, the “Registration Rights Agreements”), under which we agreed to file the registration statement of which this prospectus forms a part, registering for resale all of the “Registrable Securities” (as such term is defined in the Registration Rights Agreements) in accordance with the terms of the Registration Rights Agreements.

In addition, the anti-dilution provisions of the outstanding Purchase Agreement Warrant and Series B Preferred Stock (each as defined herein) were triggered in certain transactions, resulting in an increase in the shares of common stock issuable upon Purchase Agreement Warrant and of each series of the Series B Preferred Stock. The terms of the Purchase Agreement Warrant are set forth in “Description of Capital Stock—Warrants—Purchase Agreement.” The terms of the Series B Preferred Stock are set forth in “Description of Capital Stock—Preferred Stock.” Pursuant to the Purchase Agreement (as defined herein) under which we initially issued the Purchase Agreement Warrant and the Series B Preferred Stock, we agreed to file a registration statement of which this prospectus forms a part, registering for resale all of the “Registrable Securities” (as such term is defined in the Purchase Agreement) in accordance with the terms of the Purchase Agreement. We previously registered an aggregate of 43,276,194 shares of our common stock issuable upon conversion of the Purchase Agreement Warrant and an aggregate of 115,156,918 shares of our common stock issuable upon conversion of each series of the Series B Preferred Stock.

This prospectus relates to the offer and sale by the selling securityholders named in this prospectus of an aggregate of up to 39,149,080 shares of common stock issuable upon exercise of the Frontier Warrants and/or the Exchange Rights, an aggregate of up to 1,159,110 shares of common stock issuable upon exercise of the Purchase Agreement Warrant and an aggregate of up to 16,237,764 shares of common stock issuable upon the conversion of the Series B Preferred Stock.

The selling securityholders may sell the shares of common stock, obtained from the exercise of the Frontier Warrants, the Exchange Rights and/or the Purchase Agreement Warrant and/or conversion of the Series B Preferred Stock, in a number of different ways and at varying prices from time to time in accordance with the provisions set forth under the section titled “Plan of Distribution.” The shares of common stock, obtained from the exercise of the Frontier Warrants, the Exchange Rights and/or the Purchase Agreement Warrant and/or conversion of the Series B Preferred Stock, may be sold directly to you, through agents, or through underwriters and dealers. The selling securityholders may sell the shares of common stock, obtained from the exercise of the Frontier Warrants, the Exchange Rights and/or the Purchase Agreement Warrant and/or conversion of the Series B Preferred Stock, at prevailing market prices or at prices negotiated with buyers. The selling securityholders will be responsible for any commissions due to brokers, dealers or agents. We will be responsible for all other offering expenses. We will not receive any of the proceeds from the sale by the selling securityholders of the shares of common stock offered by this prospectus.

Our common stock is listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “EOSE”. The closing price of our common stock on August 28, 2026 was $3.26 per share.

Investing in these securities involves certain risks. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 12 of our annual report on Form 10-K for the year ended December 31, 2025, which is incorporated herein by reference, as amended or supplemented from time to time by any risk factors we include in subsequent annual or quarterly reports on Form 10-K or 10-Q, respectively, and incorporated herein by reference.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 31, 2026.

i

Neither we nor the selling securityholders have authorized anyone to provide you with information that differs from the information provided in this prospectus, as well as the information incorporated by reference into this prospectus and any applicable prospectus supplement. Neither we nor the selling securityholders are making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any applicable prospectus supplement or any documents incorporated by reference is accurate as of any date other than the date of the applicable document. Since the respective dates of this prospectus and the documents incorporated by reference into this prospectus, our business, financial condition, results of operations and prospects may have changed.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf process, we or the selling securityholders may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we or the selling securityholders may offer. Each time we or the selling securityholders sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

In this prospectus, unless the context otherwise requires, the terms “Company,” “we,” “us,” “our,” and “Eos” refer to Eos Energy Enterprises, Inc., a Delaware corporation.

WHERE YOU CAN FIND MORE INFORMATION

The SEC allows us to incorporate by reference information in this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this document, except for any information that is superseded by information that is included directly in this document. Any statement contained in this prospectus, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded to the extent that a statement contained herein, or in any subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement.

We are incorporating by reference the filings listed below and any additional documents that we may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on or after the date hereof and prior to the termination of any offering (other than documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on February 26, 2026;
•our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2026, filed with the SEC on May 13, 2026 and for the quarter ended June 30, 2026, filed with the SEC on August 5, 2026;
•the portions of our Definitive Proxy Statement on Schedule 14A that are incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed on April 14, 2026;
•our Current Reports on Form 8-K filed with the SEC on February 17, 2026, March 26, 2026, March 31, 2026, April 30, 2026, May 13, 2026 (excluding items 2.02 and 7.01), June 5, 2026 (excluding item 7.01), June 30, 2026, July 1, 2026, July 2, 2026, July 9, 2026, July 15, 2026 (excluding items 2.02 and 7.01), July 23, 2026, August 6, 2026 and August 25, 2026; and
•the description of our securities contained in Exhibit 4.2 to our Annual Report Form 10-K for the fiscal year ended December 31, 2025, including any amendments or reports filed for the purpose of updating such description.

The SEC maintains a website at www.sec.gov, from which you can inspect these documents and other information we have filed electronically with the SEC. You may also request copies of these documents, at no cost to you, from our website (https://www.eose.com), or by writing or telephoning us at the following address:

Eos Energy Enterprises, Inc.
Two Allegheny Center
Nova Tower 2
Pittsburgh, Pennsylvania 15212
Attn: Chief Legal Officer
(732) 225-8400

 SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS
This prospectus, including the documents incorporated by reference in this prospectus, contains forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements appear in a number of places in this prospectus and the documents incorporated by reference herein and include statements regarding our intent, belief or current expectations. Forward-looking statements are based on our management’s beliefs, as well as assumptions made by, and information currently available to, them. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected. Factors which may cause actual results to differ materially from current expectations include, but are not limited to:
•changes adversely affecting the business in which we are engaged;
•our ability to forecast trends accurately;
•our ability to generate cash, service indebtedness and incur additional indebtedness;
•our ability to raise financing in the future;
•our customer’s ability to secure project financing;
•risks associated with our Credit Agreement, dated June 21, 2024, by and between us and CCM Denali Debt Holdings, LP (the “Credit Agreement”), including risks of default, dilution of outstanding common stock, consequences for failure to meet milestones and contractual lockup of shares;
•the amount of final tax credits available to our customers or to Eos pursuant to the Inflation Reduction Act including potential impacts from any repeal or modification of the legislation;
•the timing and availability of future funding under our Loan Guarantee Agreement, dated November 26, 2024, by and between us and the U.S. Department of Energy (the “DOE”);
•our ability to continue to develop efficient manufacturing processes to scale and to forecast related costs and efficiencies accurately;
•fluctuations in our revenue and operating results;
•competition from existing or new competitors;
•our ability to convert firm order backlog and pipeline to revenue;
•risks associated with security breaches in our information technology systems;
•risks related to legal proceedings or claims;
•risks associated with evolving energy policies in the United States and other countries and the potential costs of regulatory compliance;
•risks associated with changes to the U.S. trade environment;
•our ability to maintain the listing of our shares of common stock on Nasdaq;
•our ability to grow our business and manage growth profitably, maintain relationships with customers and suppliers and retain our management and key employees;

•risks related to adverse changes in general economic conditions, including inflationary pressures and increased interest rates;
•risk from supply chain disruptions and other impacts of geopolitical conflict;
•changes in applicable laws or regulations;
•other factors detailed under the section titled “Risk Factors” herein; and
•other factors disclosed in “Part I, Item 1A. — Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed on February 26, 2026, any subsequently filed Quarterly Reports on Form 10-Q and any subsequently filed Current Report on Form 8-K (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K).
Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements and, except as required by law, we assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. See also Part I, Item 1A, “Risk Factors” disclosures contained in our Annual Report on Form 10-K for the year ended December 31, 2025 for additional discussion of the risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in its forward-looking statements.
v

SUMMARY

This summary highlights selected information and does not contain all of the information that is important to you. This summary is qualified in its entirety by the more detailed information included in or incorporated by reference into this prospectus. Before making your investment decision with respect to our securities, you should carefully read this entire prospectus, any applicable prospectus supplement and the documents referred to in “Where You Can Find More Information.”

Overview

We are an American energy company and the leading innovator in designing, sourcing, manufacturing, and providing zinc-based battery energy storage systems (“BESS”), sourced, and manufactured in the United States. Our BESS are safe, non-flammable, secure and sustainable alternatives to lithium-ion batteries, making them ideal for utility-scale, microgrid and commercial and industrial long-duration applications. We design, develop, manufacture, and market zinc-based energy systems intended for utility-scale, microgrid and commercial and industrial (“C&I”) applications. We believe our technology serves as a viable alternative to lithium-ion (“Li-ion”) batteries for long-duration energy storage use cases. We have developed a broad intellectual property portfolio, including multiple patents covering our battery chemistry, mechanical product design, energy block configuration and proprietary software operating system, the Battery Management System (“BMS”). The BMS software uses proprietary Eos-developed algorithms and utilizes ambient and battery temperature sensors, as well as voltage and current sensors for electrical strings and system-level monitoring. We currently focus on the manufacture and sale of turnkey direct current (“DC”) battery energy storage systems and plan to expand our product portfolio to include turnkey alternating current (“AC”) systems.

Our primary applications include: (1) integration with renewable energy systems that are connected to the utility grid; (2) integration with renewable energy systems that are not grid-connected; (3) deployment in systems designed to relieve grid congestion; and (4) installations that enable C&I customers to reduce peak energy usage or participate in utility ancillary and demand-response markets. These applications are increasingly relevant as overall electricity demand continues to rise, including incremental load growth associated with the expansion of artificial intelligence (“AI”), high-performance computing (“HPC”) and data center infrastructure, which is contributing to greater system capacity needs and grid-level constraints.

We provide an innovative Znyth™ BESS designed to provide the operating flexibility to manage increased grid complexity and price volatility resulting from an overall increase in renewable energy generation and a congested grid coming from an increase in electricity demand growth. Our BESS is a validated chemistry with accessible non-precious earth components in a durable design that is intended to deliver results in even the most extreme temperatures and conditions. The system is designed to be safe, flexible, scalable, sustainable and manufactured in the United States, using raw materials primarily sourced in the United States. We believe our Z3 battery module is the core of our innovative systems. The Z3 battery module is the only US designed and manufactured battery module that today provide utilities, independent power producers, renewables developers and C&I customers with an alternative to lithium-ion and lead-acid monopolar batteries for critical 3- to 12-hour discharge duration applications. We believe the Z3 battery will transform how utility, industrial and commercial customers store power. We believe the Z3 battery is reshaping how utility, industrial and commercial customers store and manage power. In addition to our BESS, we currently provide: (a) a BMS which provides a remote asset monitoring capability and service to track the performance and health of our BESS and to proactively identify future system performance issues through predictive analytics; (b) project management services to ensure the process of implementing our BESS are coordinated in conjunction with the customer’s overall project plans; (c) commissioning services that ensure the customer’s installation of the BESS meets the performance expected by the customer; and (d) long-term maintenance plans to maintain optimal operating performance of our systems.

Corporate Information

We were incorporated in Delaware in June 2019 as a blank check company under the name B. Riley Principal Merger Corp. II. In connection with its business combination on November 16, 2020, we changed our name to Eos Energy Enterprises, Inc.

Additional Information

The mailing address of our principal executive office is Two Allegheny Center, Nova Tower 2, Pittsburgh, Pennsylvania 15212, and our phone number is (732) 225-8400. Our corporate website address is https://www.eose.com/. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only, and are not hyperlinks.

ABOUT THIS OFFERING

The summary below describes the principal terms of the securities. Certain of the terms and conditions described below are subject to important limitations and exceptions. As used in this section, “we,” “our,” and “us” refer to Eos Energy Enterprises, Inc. and not to its consolidated subsidiaries.

Issuer	Eos Energy Enterprises, Inc.

Shares of Common Stock Offered and Sold from Time to Time by the selling securityholders
This prospectus relates to the offer and sale by the selling securityholders of an aggregate of 56,545,954 shares of common stock issuable upon exercise of the Frontier Warrants, the Exchange Rights and/or the Purchase Agreement Warrant and/or conversion of the Series B Preferred Stock.

Use of Proceeds	We will not receive any proceeds from the sale of the common stock offered under this prospectus. Any proceeds from the sale of common stock under this prospectus will be received by the selling securityholders. We will pay all expenses related to this offering, other than underwriting discounts and commissions related to the shares of common stock sold by the selling securityholders.

Market for Common Stock	Our common stock is listed on Nasdaq under the symbol “EOSE”.

Risk Factors	An investment in our securities involves a significant degree of risk. Before you invest in our securities you should carefully consider those risk factors described under, but not limited to, the heading “Risk Factors” in our most recent Annual Report on Form 10-K, any subsequently filed Quarterly Reports on Form 10-Q and any subsequently filed Current Reports on Form 8-K (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K), which are incorporated herein by reference, and those risk factors that may be included in any applicable prospectus supplement, together with all of the other information included in this prospectus, any prospectus supplement and the documents we incorporate by reference, in evaluating an investment in our securities. If any of these risks were actually to occur, our business, financial condition or results of operations could be materially adversely affected. Additional risks not presently known to us or that we currently believe are immaterial may also significantly impair our business operations and financial condition. Please read “Special Note Regarding Forward-Looking Statements.”

RISK FACTORS

Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement and in our then most recent annual report on Form 10-K, and in any updates to those risk factors in our quarterly reports on Form 10-Q, together with all of the other information appearing or incorporated by reference in this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock offered under this prospectus. Any proceeds from the sale of common stock under this prospectus will be received by the selling securityholders. We will pay all expenses related to this offering, other than underwriting discounts and commissions related to the shares of common stock sold by the selling securityholders.

DESCRIPTION OF CAPITAL STOCK

The following is a description of the material terms of, and is qualified in its entirety by, our certificate of incorporation and amended and restated bylaws. These documents are filed as exhibits and incorporated by reference into the registration statement of which this prospectus forms a part.

Our certificate of incorporation authorizes the issuance of 801,000,000 shares of capital stock, consisting of (x) 800,000,000 authorized shares of common stock and (y) 1,000,000 authorized shares of preferred stock, par value $0.0001 per share. As of June 30, 2026, there were 340,592,001 shares of common stock outstanding. As of June 30, 2026, 59 shares of preferred stock were designated as Series A-1 Preferred Stock, none of which are outstanding; 7 shares of preferred stock were designated as Series A-2 Preferred Stock, none of which are outstanding; 31.940063 shares of preferred stock were designated as Series B-1 Preferred Stock, all of which are outstanding; 28.806463 shares of preferred stock were designated as Series B-2 Preferred Stock, all of which are outstanding; 38.259864 shares of preferred stock were designated as Series B-3 Preferred Stock, all of which are outstanding and 16.150528 shares of preferred stock were designated as Series B-4 Preferred Stock, all of which are outstanding. There is no cumulative voting with respect to the election of directors.

Common Stock

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of common stock possess all voting power for the election of our directors and all other matters requiring stockholder action and will at all times vote together as one class on all matters submitted to a vote of the stockholders. Holders of common stock are entitled to one vote per share on matters to be voted on by stockholders.

Dividends

Holders of common stock are entitled to receive such dividends and other distributions, if any, as may be declared from time to time by our board of directors (the “Board”) in its discretion out of funds legally available therefor and shall share equally on a per share basis in such dividends and distributions.

Liquidation, Dissolution and Winding Up

In the event of our voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up, the holders of common stock will be entitled to receive an equal amount per share of all of our assets of whatever kind available for distribution to stockholders, after the rights of the holders of the preferred stock have been satisfied and after payment or provision for payment of our debts and other liabilities.

Preemptive or Other Rights

Our stockholders have no preemptive or other subscription rights and there is no sinking fund or redemption provisions applicable to common stock.

Election of Directors

The Board is divided into three (3) classes with only one class of directors being elected in each year and each class serving a three (3) year term. The directors hold their office for a term of three (3) years or until their respective successors are elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company.

Preferred Stock

Our certificate of incorporation provides that shares of preferred stock may be issued from time to time in one or more series. The Board is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our Board may, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of the Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of the Company or the removal of existing management.

Series A-1 Preferred Stock

On June 21, 2024, we filed with the Secretary of State of the State of Delaware the Certificate of Designation of Series A-1 Non-Voting Non-Convertible Preferred Stock (the “Series A-1 Certificate of Designation”) and issued 59 shares of Series A-1 Preferred Stock to satisfy the terms of the Credit Agreement. Under the terms of the Series A-1 Certificate of Designation, each share of Series A-1 Preferred Stock had an original issue price of $455,822.59 and such shares had a liquidation value, payable with the common stock, as if such shares were convertible into an aggregate of 31,940,063 shares of common stock, subject to adjustment. The Series A-1 Preferred Stock was non-voting and non-convertible into common stock. Holders of the Series A-1 Preferred Stock were entitled to receive dividends or distributions on each share of Series A-1 Preferred Stock equal to dividends or distributions actually paid on each share of common stock, multiplied by the number of shares of common stock represented by the Series A-1 Preferred Stock Liquidation Value (as defined in the Series A-1 Certificate of Designation). The 59 shares of Series A-1 Preferred Stock issued to CCM Denali Equity Holdings, LP converted into shares of Series B-1 Preferred Stock on September 12, 2024. The foregoing summary of the terms of the Series A-1 Preferred Stock is qualified in its entirety by the Series A-1 Certificate of Designation, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

Series A-2 Preferred Stock

On August 29, 2024, we filed with the Secretary of State of the State of Delaware the Certificate of Designation of Series A-2 Non-Voting Non-Convertible Preferred Stock (the “Series A-2 Certificate of Designation”). Under the terms of the Series A-2 Certificate of Designation, each share of Series A-2 Preferred Stock had an original issue price of $9,555,515.30 and such shares had a liquidation value, payable pari passu with the common stock, as if such shares were convertible into an aggregate of 28,806,463 shares of common stock, subject to adjustment. The Series A-2 Preferred Stock was non-voting and non-convertible into common stock. Holders of the Series A-2 Preferred Stock were entitled to receive dividends or distributions on each share of Series A-2 Preferred Stock equal to dividends or distributions actually paid on each share of common stock, multiplied by the number of shares of common stock represented by the Series A-2 Preferred Stock Liquidation Value (as defined in the Series A-2 Certificate of Designation). The Series A-2 Preferred Stock terms were substantially identical to the Series A-1 Preferred Stock. On August 29, 2024, pursuant to the terms and conditions of the Credit Agreement, the Applicable Percentage (as defined in the Credit Agreement) increased by 4.9%, and as a result we issued to CCM Denali Equity Holdings, LP 7 shares of Series A-2 Preferred Stock. On September 12, 2024, the 7 shares of Series A-2 Preferred Stock issued to CCM Denali Equity Holdings, LP converted into shares of Series B-2 Preferred Stock. The foregoing summary of the terms of the Series A-2 Preferred Stock is qualified in its entirety by the Series A-2 Certificate of Designation, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

Series B Preferred Stock

On September 11, 2024, we filed with the Secretary of State of the State of Delaware the Certificate of Designation of Series B-1 Non-Voting Convertible Preferred Stock (the “Series B-1 Certificate of Designation”) and

the Certificate of Designation of Series B-2 Non-Voting Convertible Preferred Stock (the “Series B-2 Certificate of Designation”). On November 1, 2024, we filed with the Secretary of State of the State of Delaware the Certificate of Designation of Series B-3 Non-Voting Convertible Preferred Stock (the “Series B-3 Certificate of Designation”). On January 24, 2025, we filed with the Secretary of State of the State of Delaware the Certificate of Designation of Series B-4 Non-Voting Convertible Preferred Stock (the “Series B-4 Certificate of Designation”). Each share of Series B-1 Preferred Stock, Series B-2 Preferred Stock, Series B-3 Preferred Stock and Series B-4 Preferred Stock (collectively, the “Series B Preferred Stock”) has a par value of $0.0001 per share. The table below summarizes our outstanding Series B Preferred Stock as of June 30, 2026 and August 31, 2026.

Series	Issuance Date	Shares Issued	Original Issue Price Per Share	Shares Outstanding	Common Stock Equivalent as of June 30, 2026	Common Stock Equivalent as of August 31, 2026
Series B-1 Preferred Stock	9/12/2024	31.940063	$841,999.99	31.940063	31,940,063	36,067,246
Series B-2 Preferred Stock	9/12/2024	28.806463	$2,322,000	28.806463	28,806,463	32,528,734
Series B-3 Preferred Stock	11/1/2024	38.259864	$3,358,000	38.259864	38,259,864	43,203,670
Series B-4 Preferred Stock	1/24/2025	16.150528	$5,990,000	16.150528	17,305,070	19,595,032

Conversion Rights

The Series B-1 Preferred Stock, B-2 Preferred Stock and B-3 Preferred Stock are convertible into common stock at a conversion ratio of 1,129,216.51 shares of common stock per share of Series B-1 Preferred Stock, B-2 Preferred Stock and B-3 Preferred Stock, respectively, and the Series B-4 Preferred Stock is convertible into common stock at a conversion ratio of 1,213,275.04 shares of common stock per share of Series B-4 Preferred Stock (together, the “Conversion Ratio”). The Conversion Ratio is subject to antidilution protection that is triggered if we issue equity for a price per share that is less than the conversion price then in effect, subject to certain exceptions.

Dividends

Holders of the Series B Preferred Stock are entitled to receive dividends or distributions on each share of Series B Preferred Stock equal to dividends or distributions actually paid on each share of common stock on an as-converted basis.

Appointment of Directors

At all times when the holders of the Series B Preferred Stock beneficially own at least 10%, 15% or 30% of our capital stock, the holders of the Series B Preferred Stock, exclusively and voting together as a separate class, will have the right to appoint a maximum of 1, 2 or 3 directors to the Board, respectively. At all times when the holders of the Series B Preferred Stock beneficially own at least 40% of our capital stock, the holders of the Series B Preferred Stock, exclusively and voting together as a separate class, will have the right to nominate and designate a fourth director, who shall be designated by the Board or the nominating committee of the Board to a class of common directors and thereafter stand for election as a common director on the Board. The holders of the Series B Preferred Stock will have the right to nominate a fourth director to the Board only if such appointment does not result in a change of control under our governing documents or violate any applicable laws, including requirements of the SEC and Nasdaq, and any such fourth director appointment shall be subject to and conditioned upon compliance by the holders of the Series B Preferred Stock with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, including the submission of any required filings and the expiration or termination of any applicable waiting periods.

Preemptive Rights

The certificates of designations for the Series B Preferred Stock contain customary preemptive rights that permit the holders of Series B Preferred Stock to participate in certain of our future equity offerings.

Rights to Distributions Upon Liquidation of the Company

In the event of a voluntary or involuntary liquidation, dissolution, or winding up of the Company, the holders of the Series B Preferred Stock are entitled to receive distribution of any of our assets or surplus funds pro rata with the holders of the common stock and any other holders of our preferred stock issued pursuant to our Purchase Agreement (the “Purchase Agreement”) with CCM Denali Equity Holdings, LP and the Credit Agreement, including the Series B Preferred Stock, in an amount equal to such amount per share as would have been payable had all shares of Series B Preferred Stock been converted to common stock.

Protective Provisions

We are prohibited from taking certain actions that could adversely affect the rights of the Series B Preferred Stock without the affirmative vote of a majority of the outstanding shares of Series B Preferred Stock until the later of (i) such time when the holders of Series B Preferred Stock shall no longer beneficially own at least 5% of our outstanding capital stock and (ii) June 21, 2029, in the case of the Series B-1 Preferred Stock, August 29, 2029, in the case of the Series B-2 Preferred Stock, November 1, 2029, in the case of the Series B-3 Preferred Stock, or January 24, 2030, in the case of the Series B-4 Preferred Stock.

Redemption Rights

At any time after June 21, 2029, in the case of the Series B-1 Preferred Stock, August 29, 2029, in the case of the Series B-2 Preferred Stock, November 1, 2029, in the case of the Series B-3 Preferred Stock or January 24, 2030, in the case of the Series B-4 Preferred Stock, the outstanding shares of Series B Preferred Stock held by any holder become redeemable for cash at the redemption price. The redemption price will be an amount per share equal to the greater of (i) $841,999.99 for the Series B-1 Preferred Stock, $2,322,000 for the Series B-2 Preferred Stock, $3,358,000 for the Series B-3 Preferred Stock or $5,990,000 for the Series B-4 Preferred Stock, as applicable, plus all accrued and unpaid dividends thereon, up to and including the date of redemption and (ii) the number of shares of common stock issuable upon conversion of the applicable Series B Preferred Stock multiplied by the average of the closing sale price of the common stock for the five (5) business days immediately prior to the date of redemption plus all accrued and unpaid dividends thereon, up to and including the date of redemption.

The foregoing summary of the terms of the Series B Preferred Stock is qualified in its entirety by the terms of the respective Series B Certificate of Designation, each of which is filed as an exhibit to the registration statement of which this prospectus forms a part.

Warrants

Frontier Warrants
Pursuant to the Term Sheet, we and Frontier entered into the Contribution Agreement under which we issued to Frontier 30,026,658 Frontier Warrants. Substantially simultaneously with the Contribution Agreement, Frontier entered into separate Holder Contribution Agreements, pursuant to which Frontier sold 20,017,772 Frontier Warrants to CCM and 10,008,886 Frontier Warrants to HBC.

Exercise
Each Frontier Warrant entitles the holder to purchase one share of common stock at an exercise price of $5.481 per whole share, subject to adjustment and exercisable at the holder’s discretion for cash or on a cashless basis. Each Frontier Warrant will be exercisable immediately upon issuance and will expire on the tenth anniversary of the issuance, unless earlier exercised or redeemed. Upon a cashless exercise of any Frontier Warrants, the exercising holder will be entitled to receive a number of shares of our common stock equal to the quotient obtained by dividing (x) the product of the number of shares of our common stock underlying the relevant Frontier Warrants, multiplied by the excess of the fair market value of our common stock over the exercise price, by (y) such fair market value. The “fair market value” of our common stock will be the last reported sale price of our common stock on the date of exercise; provided that the “fair market value” in respect of any exercise following our notice of redemption of the Frontier Warrants will be the average of the last reported sale prices of our common stock for the ten (10) trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the Frontier Warrants.
A holder of a Frontier Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Frontier Warrant to the extent that, after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the shares of our common stock outstanding immediately after giving effect to such exercise.
Redemption
The Frontier Warrants will be subject to redemption by us, at our option, in whole but not in part, at any time on or after the five year anniversary of the issue date while they are exercisable and prior to their expiration, for $0.01 per Frontier Warrant, on not less than thirty (30) days’ written notice, if the last reported sale price of our common stock has been at least $10.962 per share, subject to adjustment, on each of twenty (20) trading days within the thirty (30) trading-day period ending on the business day prior to the date on which such notice of the redemption is given.
Adjustments
If the number of outstanding shares of our common stock is increased by a stock dividend payable in shares of our common stock, or by a split-up of shares of our common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of our common stock issuable on exercise of each Frontier Warrant will be increased in proportion to such increase in the outstanding shares of our common stock. A rights offering to holders of our common stock entitling holders to purchase shares of our common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of our common stock equal to the product of (i) the number of shares of our common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for our common stock) and (ii) one (1) minus the quotient of (x) the price per share of our common stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for our common stock, in determining the price payable for our common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of our common stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if, at any time while the Frontier Warrants are outstanding and unexpired, we pay a dividend or make a distribution in cash, securities or other assets to the holders of our common stock on account of such shares of our common stock (or other shares of our capital stock into which the Frontier Warrants are convertible), other than as described in the immediately preceding paragraph, then the exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value (as determined by our Board, in good faith) of any securities or other assets paid on each share of our common stock in respect of such event.
If the number of outstanding shares of our common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of our common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of our common stock issuable on exercise of each Frontier Warrant will be decreased in proportion to such decrease in outstanding shares of our common stock.

Whenever the number of shares of our common stock purchasable upon the exercise of the Frontier Warrants is adjusted, as described above, the exercise price will be adjusted (to the nearest cent) by multiplying the exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of our common stock purchasable upon the exercise of the Frontier Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of our common stock so purchasable immediately thereafter.
In case of any reclassification or reorganization of the outstanding shares of our common stock (other than those described above in this “—Adjustments” section or that solely affects the par value of such shares of our common stock), or in the case of any merger or consolidation of us with or into another entity or conversion of us as another entity (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of common stock), or in the case of any sale or conveyance to another entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Frontier Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Frontier Warrants and in lieu of the shares of our common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Frontier Warrants would have received if such holder had exercised their Frontier Warrants immediately prior to such event.
Trading and Form
Continental Stock Transfer & Trust Company is acting as the warrant agent for the Frontier Warrants.
No fractional shares will be issued upon exercise of the Frontier Warrants. If, upon exercise of the Frontier Warrants, a holder would be entitled to receive a fractional interest in a share of our common stock, we will, upon exercise, round down to the nearest whole number of shares of common stock to be issued to the Frontier Warrant holder.
The Frontier Warrants were issued in registered form under the Warrant Agreement. You should review a copy of the Warrant Agreement, which is filed as Exhibit 4.2 to the Current Report on Form 8-K filed by us on July 2, 2026 for a complete description of the terms and conditions applicable to the Frontier Warrants.
The foregoing summary of the terms of the Frontier Warrants is qualified in its entirety by the Warrant Agreement, which is filed as an exhibit to the registration statement of which this prospectus forms a part.
Purchase Agreement Warrant
Under the Purchase Agreement, the Company issued the warrant to purchase 43,276,194 shares of common stock (which, as a result of anti-dilution adjustments triggered by subsequent equity issuances, can instead be exercised to purchase 44,435,304 shares of common stock) (the “Purchase Agreement Warrant”). The Purchase Agreement Warrant has a ten-year term and a $0.01 per share exercise price. The Purchase Agreement Warrant includes anti-dilutive rights, subject to certain excluded issuances, in the event any shares of common stock, options, warrants, convertible securities or other equity or equity equivalent securities payable in common stock are issued at a price per share of less than the fair market value (as defined in the Purchase Agreement Warrant) of a share of common stock on the issuance date of the Purchase Agreement Warrant, subject to adjustment. Following stockholder approval on September 10, 2024, the warrant conversion cap increased to 49.9% of the number of shares of common stock issued and outstanding as of the applicable measurement date; provided that, following such stockholder approval, the holder of the Purchase Agreement Warrant has the option to amend the warrant conversion cap to any percentage less than 49.9%.
The Purchase Agreement Warrant is exercisable at the holder’s discretion for cash or on a cashless basis. The Purchase Agreement Warrant is subject to automatic cashless exercise on the expiration date if the fair market value (as defined in the Purchase Agreement Warrant) of one share is greater than the exercise price then in effect. Upon an acceleration under the Credit Agreement, the Company will be required to purchase the Purchase Agreement Warrant from the holder at an amount equal to the closing sale price (as defined in the Purchase Agreement Warrant) less the warrant price at the request of the holder.

The foregoing summary of the terms of the Purchase Agreement Warrant is qualified in its entirety by the Purchase Agreement Warrant, which is set out in Exhibit C to the Purchase Agreement, which is filed as an exhibit to the registration statement of which this prospectus forms a part.
Exchange Rights
Pursuant to the Exchange Agreement, we agreed, from time to time, to provide Exchange Rights, under the conditions described in the Exchange Agreement to exchange up to 50,000,000 Class C Units of Frontier (the “Class C Units”, including any share capital into which such Class C Units shall have been changed or any share capital resulting from a reclassification of such Class C Units or such other share capital, collectively, the “Holder Units”)) held by HBC with our common stock based on $1.00 per Holder Unit (subject to customary adjustments for any unit split, dividends, distributions, recapitalizations, consolidations, mergers and other similar events), exchangeable for up to 9,122,422 shares of our common stock at the applicable price per share of common stock as described in the Exchange Agreement. Each exercise of the Exchange Rights, if any, will be made in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act.
Subject to the adjustments described in the Exchange Agreement, the price per share of common stock shall be determined as follows:
•if prior to December 31, 2026, (x) any portion, up to 50%, of the Holder Units at a price per share of common stock equal to $15.00, (y) any portion, up to 75%, of the Holder Units at a price per share of common stock equal to $17.50 and/or (z) all, or any portion, of the Holder Units at a price per share of common stock equal to $20 price per share;
•from and after December 31, 2026, all, or any portion, of the Holder Units at a price per share of common stock equal to $5.481; and/or
•all, or any portion, of the Holder Units at any time following the occurrence of (i) any voluntary or involuntary bankruptcy, change of control, liquidation, dissolution or winding up of Frontier, (ii) the delivery of notice to the holder by any member or Frontier (or any of their agents or representatives) of the intent by any person to exercise any drag-along rights pursuant to Section 8.03 of the limited liability company agreement of Frontier, including the delivery of notice with respect to a potential company sale and which, for the avoidance of doubt, shall not require the prior consummation of the transaction(s) contemplated by such company sale, (iii) the occurrence of, or the entering into any contract or arrangement agreeing to do or take, any of the actions set forth in clauses (e) and (h) under “Reserved Matters” attached to the limited liability agreement of Frontier as Annex A-1 and (iv) the occurrence of, or the entering into any contract or arrangement agreeing to do or take, any of the actions set forth in clauses (a) (provided that for the purposes herein, such clause shall be deemed to include a pro rata redemption or repurchase of all units of preferred equity of Frontier at the same price per unit) and (d) under “Fundamental Matters” attached to the limited liability agreement of Frontier as Annex A-2, at a price per share of common stock equal to $5.481.
The holder may exercise its Exchange Rights only for a whole number of Exchange Shares. In no event will we be required to net cash settle any Exchange Rights exercise. If the holder would be entitled, upon the exercise of its Exchange Rights, to receive a fractional interest in an Exchange Share, we shall round down to the nearest whole number, the number of Exchange Shares to be issued to the holder.
We shall not effect any exercise of the Exchange Rights, and the holder shall not have the right to exercise any portion of such Exchange Rights, and any such exercise shall be null and void and shall be cancelled ab initio and treated as if never made, to the extent that immediately prior to or following the exercise of the Exchange Rights, the holder, together with its Attribution Parties (as defined in the Exchange Agreement), collectively beneficially owns or would beneficially own in excess of 9.8% of the shares of common stock that would be issued and outstanding immediately after giving effect to the issuance of shares of common stock upon exercise of the Exchange Rights.
The Exchange Rights do not entitle the holder to any of the rights of a stockholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as stockholders in respect of the meetings of stockholders or the election of directors of the Company or any other matter.
The foregoing summary of the terms of the Exchange Rights is qualified in its entirety by the Exchange Agreement, which is filed as an exhibit to the registration statement of which this prospectus forms a part.
Certain Anti-Takeover Provisions of Delaware Law, Our Certificate of Incorporation and Bylaws
The certificate of incorporation, bylaws and the Delaware General Corporation Law (the “DGCL”), contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by the Board. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the members of the Board or taking other corporate actions, including effecting changes in our management. For instance, the Board will be empowered to elect a director to fill a vacancy created by the expansion of the Board or the resignation, death, or removal of a director in certain circumstances; and our advance notice provisions in our bylaws will require that stockholders must comply with certain procedures in order to nominate candidates to the Board or to propose matters to be acted upon at a stockholders’ meeting.
Our authorized but unissued common stock and preferred stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.
We, in our certificate of incorporation, have expressly elected not to be governed by Section 203 of the DGCL, and thus the restrictions on business combinations contained in Section 203 of the DGCL do not apply to the Corporation.

Classified Board of Directors

Our Board is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. This system of electing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors.

Directors’ Liability; Indemnification of Directors and Officers

Our certificate of incorporation limits the liability of our directors to the fullest extent permitted by the DGCL and provides that we will provide them with customary indemnification. We entered into customary indemnification agreements with each of our executive officers and directors that provide them, in general, with customary indemnification in connection with their service to us or on our behalf.

Securities Exchange

Our common stock is listed on Nasdaq under the symbol “EOSE.”

SELLING SECURITYHOLDERS

The selling securityholders named below may offer and sell from time to time in the future up to an aggregate of 39,149,080 shares of common stock that may be issued upon exercise of the Frontier Warrants and/or the Exchange Rights up to an aggregate of 1,159,110 shares of common stock that may be issued upon the exercise of the Purchase Agreement Warrants and up to an aggregate of 16,237,764 shares of common stock that may be issued upon the conversion of the Series B Preferred Stock. The term “selling securityholders” includes the securityholders listed in the table in this section and each of their permitted transferees, pledgees, donees, assignees or other successors. For additional information regarding the issuance of shares of our common stock pursuant to the Exchange Rights and the Frontier Warrants, see “Description of Capital Stock—Warrants” and “Description of Capital Stock—Exchange Rights” above. For additional information regarding the issuance of shares of our common stock pursuant to the Series B Preferred Stock, see “Description of Capital Stock—Preferred Stock” above.

We are filing this prospectus pursuant to the Registration Rights Agreements and the Purchase Agreement. Pursuant to the Registration Rights Agreements and the Purchase Agreement, we will pay all expenses relating to the offering of these shares of common stock, but excluding discounts, commissions, fees of underwriters, selling brokers, dealer managers or similar securities industry professionals. We will indemnify each of the selling securityholders against liabilities, including liabilities under the Securities Act. We may be indemnified by each of the selling securityholders against civil liabilities, including liabilities under the Securities Act, which may arise from any written information furnished to us by the selling securityholders specifically for use in this prospectus.

Pursuant to the Purchase Agreement, CCM Denali Equity Holdings, LP (“CCM Denali Equity”), an affiliate of Cerberus Capital Management, L.P. has agreed to, subject to certain customary exceptions, contractual lock-up restrictions on transfers of any securities of the Company. The lock-up restrictions expire on December 21, 2026.

The table below sets forth information as of August 31, 2026 regarding the beneficial ownership of shares of common stock held by the selling securityholders and the number of shares of common stock that may from time to time be offered or sold pursuant to this prospectus. Beneficial ownership is determined in accordance with the rules and regulations of the SEC. Percentage of beneficial ownership set forth in the table below is based upon 364,167,744 shares of Common Stock outstanding as of August 3, 2026. The information regarding shares of common stock beneficially owned after the offering in column four assumes the sale of all shares of common stock offered by the selling securityholders and that the selling securityholders do not acquire any additional shares of common stock. Under the terms of the Frontier Warrants, the Exchange Rights and other warrants held by selling securityholders, each selling securityholder may elect to be unable to exercise any such Frontier Warrant, Exchange Right or any other warrant to the extent such exercise would cause such selling securityholder, together with its affiliates and attribution parties, to beneficially own a number of shares of common stock which would exceed 9.8% of our then outstanding shares of common stock following such exercise, excluding for purposes of such determination, shares of common stock issuable upon exercise of such Frontier Warrants which have not been exercised. The number of shares in the second and third columns and the associated percentages do not reflect these limitations. Information in the table below assumes the selling securityholders dispose of all of the shares of common stock covered by this prospectus and do not acquire beneficial ownership of any additional shares of common stock. Information in the table below is based on information filed with the SEC or obtained from the selling securityholders named below.
Information concerning the selling securityholders may change from time to time and any changed information may be set forth in supplements to this prospectus, if and when necessary. The selling securityholders may offer all, some or none of their shares of common stock. We cannot advise you as to whether the selling securityholders will in fact sell any or all of such shares of common stock. In addition, the selling securityholders listed in the table below may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, shares of common stock in transactions exempt from the registration requirements of the Securities Act after the date on which it provided the information set forth in the table below.

				Percentage of Common Stock Beneficially Owned
Name of selling securityholders	Shares of Common Stock Beneficially Owned Prior to this Offering	Number of Shares of Common Stock Being Sold	Shares of Common Stock Beneficially Owned After this Offering	Before Offering	After Offering (Assuming All Shares Registered Hereunder Are Sold)
Affiliates of Cerberus Capital Management, L.P.(1)(2)	195,847,758	37,414,646	158,433,112	35.0%	27.4%
Affiliates of Hudson Bay Capital Management LP (3)	37,005,641	19,131,308	17,874,333	9.2%	4.1%

(1)Includes 20,017,772 shares of common stock issuable upon exercise of the CCM Warrants that are being registered for resale pursuant to this registration statement. CCM Frontier Power USA Holdings, LP (“CCM Frontier LP”) is the sole member of CCM Frontier JV Holdco, LLC (“CCM Frontier”), the direct holder of the CCM Warrants. CCM Frontier Power USA Holdings GP, LLC (“CCM Frontier GP”) is the general partner of CCM Frontier LP. Cerberus GP Manager LLC (“Cerberus GP Manager”) is the sole member of CCM Frontier GP. Due to their relationships with CCM Frontier, each of CCM Frontier LP, CCM Frontier GP, and Cerberus GP Manager may be deemed to beneficially own the securities of the Company held directly by CCM Frontier. The address for each of CCM Frontier, CCM Frontier LP, CCM Frontier GP, and Cerberus GP Manager is 875 Third Avenue, 11th Floor, New York, NY 10022.

(2)Includes 44,435,304 shares of common stock of the Company issuable upon exercise of the Purchase Agreement Warrant, 36,067,246 shares of common stock of the Company issuable upon conversion of 31.940063 shares of Series B-1 Preferred Stock, 32,528,734 shares of common stock of the Company issuable upon conversion of 28.806463 shares of Series B-2 Preferred Stock, 43,203,670 shares of common stock of the Company issuable upon conversion of 38.259864 shares of Series B-3 Preferred Stock, and 19,595,032 shares of common stock of the Company issuable upon conversion of 16.150528 shares of Series B-4 Preferred Stock that is directly held by CCM Denali Equity. CCM Denali Equity Holdings GP, LLC (“CCM Denali Equity GP”) is the general partner of CCM Denali Equity. Cerberus Capital Management II, L.P. (“Cerberus Capital Management II”) is the sole member of CCM Denali Equity GP. Due to their relationships with CCM Denali Equity, each of CCM Denali Equity GP and Cerberus Capital Management II may be deemed to beneficially own the securities of the Company held directly by CCM Denali Equity. The address for each of CCM Denali Equity, CCM Denali Equity GP and Cerberus Capital Management II is 875 Third Avenue, 11th Floor, New York, NY 10022. As noted above, CCM Denali Equity is subject to contractual lock-up restrictions which expire after December 21, 2026.

(3)Includes (i) 17,874,333 shares of common stock underlying warrants previously acquired by HT Investments MA LLC and Hudson Bay Master Fund Ltd., none of which shares are being registered pursuant to this prospectus, (ii) 9,122,422 shares of common stock issued or issuable pursuant to the Exchange Rights held by HBC MSF Capital Solutions Blocker II LLC, all of which shares are being registered pursuant to this prospectus, and (iii) 10,008,886 shares of common stock underlying the HBC Warrant held by Hudson Bay Master Fund Ltd., all of which shares are being registered pursuant to this prospectus. Hudson Bay Capital Management LP, the investment manager of HT Investments MA LLC, HBC MSF Capital Solutions Blocker II LLC and Hudson Bay Master Fund Ltd., has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of HT Investments MA LLC, HBC MSF Capital Solutions Blocker II LLC, Hudson Bay Master Fund Ltd. and Sander Gerber disclaims beneficial ownership over these securities. The address for each of the above is c/o Hudson Bay Capital Management LP, 290 Harbor Drive, 3rd Floor, Stamford, CT 06902.

Material Relationships with the Selling Securityholders

On June 30, 2026, we entered into the Term Sheet by and among CCM and HBC related to the establishment of Frontier as a joint venture among Eos, CCM and HBC. Pursuant to the Term Sheet, we and Frontier entered into the Contribution Agreement under which we issued to Frontier 30,026,658 Frontier Warrants. Substantially simultaneously with the Contribution Agreement, Frontier entered into separate Holder Contribution Agreements with CCM and HBC, respectively, pursuant to which Frontier sold 20,017,772 Frontier Warrants to CCM exercisable for 20,017,772 shares of common stock and 10,008,886 Frontier Warrants to HBC exercisable for 10,008,886 shares of common stock.

Pursuant to the Term Sheet, we also entered into the Exchange Agreement, under which we agreed to exchange, under the conditions described in the Exchange Agreement, 50,000,000 Class C Units held by HBC with our common stock based on $1.00 per Class C Unit (subject to customary adjustments for any unit split, dividends, distributions, recapitalizations, consolidations, mergers and other similar events), exchangeable for up to 9,122,422 shares of our common stock. In addition, we have entered into the Registration Rights Agreements.

In connection with the Registration Rights Agreement, we agreed to file the registration statement of which this prospectus forms a part, registering for resale all of the “Registrable Securities” (as such term is defined in the Registration Rights Agreements) in accordance with the terms of the Registration Rights Agreements.

The selling securityholders also has the right, in the event that it holds Registrable Securities that are not registered for resale on a delayed or continuous basis, to request us to cause the resale of such Registrable Securities to be covered by either, at our option, any then available registration statement (including by means of a post-effective amendment) or by filing a subsequent registration statement.

On June 30, 2026, we entered into a securities purchase agreement (the “Securities Purchase Agreement”) by and between us and Hudson Bay Master Fund Ltd., an affiliate of Hudson Bay Capital Management LP, pursuant to which we sold 13,683,634 shares of our common stock and 6,004,378 warrants, each warrant to purchase one share of common stock at an exercise price of $5.481, on the terms and subject to the conditions in the Securities Purchase Agreement and the related prospectus supplement we filed with the SEC on June 30, 2026.

On June 21, 2024, we entered into (i) a credit and guaranty agreement (as amended by the First Omnibus Amendment to Credit Documents, dated as of November 26, 2024, and as further amended by the First Amendment to Credit and Guaranty Agreement dated as of April 30, 2025, the “Credit Agreement”) by and among us, the guarantors party thereto, the lenders party thereto and CCM Denali Debt Holdings, LP (“CCM Denali Debt”) and (ii) a securities purchase agreement (the “Purchase Agreement”) with CCM Denali Equity, pursuant to which the lenders have provided a $210.5 million Delayed Draw Term Loan, and in their discretion may provide, a $105 million revolving credit facility, on terms and subject to conditions set forth in the Credit Agreement.

On April 30, 2025, we entered into that certain First Amendment to Credit and Guaranty Agreement, by and among us, certain of our subsidiaries as guarantors thereto and the Lenders, pursuant to which, the measurement period for achieving Sales Milestone 4 (as defined in the Credit Agreement) was extended until July 31, 2025. On July 29, 2025, we entered into that certain Fourth Amendment to Credit and Guaranty Agreement, by and among us, certain of our subsidiaries as guarantors thereto and the Lenders, pursuant to which, the measurement period for achieving Sales Milestone 4 (as defined in the Credit Agreement) was extended until October 31, 2025. On October 31, 2025 we and CCM Denali Debt mutually agreed that we achieved all of the four Fourth Milestone Components (as defined in the Credit Agreement) related to our materials cost, Z3 technology and automated line. No additional preferred stock or warrants will be issued to CCM Denali Equity related to the Fourth Milestone Components achieved by us. With this achievement, we have achieved, to date, all of the sixteen possible Milestone Components (as defined in the Credit Agreement).

In connection with the Purchase Agreement, we filed a registration statement on Form S-3 with the SEC on May 8, 2025, registering for resale all of the “Registrable Securities” (as defined in the Purchase Agreement).

CCM Denali Equity also has the right, in the event that it holds registrable securities that are not registered for resale on a delayed or continuous basis, to request us to cause the resale of such registrable securities to be covered by either, at our option, any then available registration statement (including by means of a post-effective amendment) or by filing a subsequent registration statement.

Pursuant to the Purchase Agreement, CCM Denali Equity has agreed to, subject to certain customary exceptions, contractual lock-up restrictions on transfers of any of our securities. The lock-up restrictions expire after December 21, 2026.

As set forth in the certificates of designation governing the Series B Preferred Stock, at all times when holders of our preferred stock (the “Investor Preferred Stock”), beneficially own at least 10.0%, 15.0% or 30.0% of our capital stock, such holders of Investor Preferred Stock, exclusively and voting together as a separate class, have the right to appoint one (1), two (2) or three (3) preferred directors (the “Preferred Directors”), respectively, to the Board. At all times holders of the Investor Preferred Stock beneficially own at least 40.0% of our capital stock, such holders of the Investor Preferred Stock, exclusively and voting together as a separate class, will have the right to nominate and designate a fourth director, who shall be designated by the Board or the nominating committee of the Board to a class of directors elected by the holders of the common stock and thereafter stand for election as a director on the Board elected by the holders of the common stock; provided that, the nominating committee of the Board determines that such appointment of the fourth director not result in a change of control under any of our governing documents or violate any applicable laws, including requirements of the SEC and Nasdaq. Any such fourth director’s appointment shall be subject to and conditioned upon compliance by the holders of the Investor Preferred Stock with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, including the submission of any required filings and the expiration or termination of any applicable waiting periods, which have expired. In the event that any such fourth director is not approved by the holders of our common stock at the applicable annual meeting of stockholders, the holders of record of the shares of Investor Preferred Stock will have the right to appoint and elect a replacement for such director, pursuant to the approval requirements set forth above. To the extent any of such directors qualify to serve on any committees of the Board, for each such committee for which at least one (1) director is qualified, at least one (1) such director will be invited to serve on such committee of the Board. So long as the holders of Investor Preferred Stock have a right to appoint a director, the holders thereof will have the right to appoint a non-voting observer to the Board. At all times when the holders of Investor Preferred Stock have a right to appoint a director, the holders of Investor Preferred Stock shall not vote any shares of common stock they receive upon the conversion of any Investor Preferred Stock or the exercise of any warrants in any election of directors.

As of the date of this prospectus, the holders of Investor Preferred Stock have appointed Nathaniel Fick, Nick Robinson and David Urban as Preferred Directors. The holders of Investor Preferred Stock may appoint replacement Preferred Directors at any time.

Any applicable prospectus supplement, amendment or other permissible disclosure document will also disclose whether the selling securityholders has held any position or office with, has been employed by or otherwise has had a material relationship with us during the three years prior to the date of the prospectus supplement.

PLAN OF DISTRIBUTION

We are registering 56,545,954 shares of common stock issuable upon exercise of the Frontier Warrants, the Exchange Rights and/or the Purchase Agreement Warrant and/or conversion of the Series B Preferred Stock to permit the selling securityholders to resell such shares of common stock from time to time after the date of this prospectus. Each selling securityholder may sell all or a portion of the shares of common stock beneficially owned by it from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices.

We will not receive any of the proceeds from the sale of the securities by the selling securityholders, although we will receive the exercise price of any warrants not exercised by any selling securityholder on a cashless exercise basis. The aggregate proceeds to the selling securityholders will be the purchase price of the securities less any discounts and commissions borne by the selling securityholders.

We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accountants but excluding discounts, commissions, fees of underwriters, selling brokers, dealer managers or similar securities industry professionals.

The securities to be offered and sold by us covered by this prospectus may be offered and sold from time to time. The securities beneficially owned by the selling securityholders covered by this prospectus may be offered and sold from time to time by the selling securityholders. The term “selling securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a selling securityholder as a gift, pledge, partnership distribution or other transfer. The selling securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.

Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. We and each selling securityholder reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. We, the selling securityholders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions. If underwriters are used in the sale, such underwriters will acquire the shares for their own account. These sales may be at a fixed price or varying prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities offered if any of the securities are purchased.

 We or, subject to the limitations set forth in any applicable registration rights agreement, the selling securityholders may use any one or more of the following methods when selling the securities offered by this prospectus:

•purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•an over-the-counter distribution in accordance with the rules of the Nasdaq or any national securities exchange or quotation service on which the securities may be listed or quoted at the time of the sale;

•through trading plans entered into by a selling securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•to or through underwriters or broker-dealers;

•in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices;

•at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

•in options transactions;

•through a combination of any of the above methods of sale; or

•any other method permitted pursuant to applicable law.

There can be no assurance that we or the selling securityholders will sell all or any of the securities offered by this prospectus. In addition, we and the selling securityholders may also sell securities under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus. We and the selling securityholders, as applicable, have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if we or they deem the purchase price to be unsatisfactory at any particular time.

The selling securityholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a selling securityholder that a donee, pledgee, transferee, other successor-in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a selling securityholder.

With respect to a particular offering of the securities by us, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is part, will be prepared and will set forth the following information:

•the specific securities to be offered and sold;

•the names of the selling securityholders, if applicable;

•the respective purchase prices and public offering prices, the proceeds to be received from the sale, if any, and other material terms of the offering;

•settlement of short sales entered into after the date of this prospectus;

•the names of any participating agents, broker-dealers or underwriters; and

•any applicable commissions, discounts, concessions and other items constituting compensation from us.

In connection with distributions of the securities or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with selling securityholders. The selling securityholders may also sell the securities short and redeliver the securities to close out such short positions. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In order to facilitate the offering of the securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters or agents, as the case may be, may over-allot in connection with the offering, creating a short position in our securities for their own account. In addition, to cover overallotments or to stabilize the price of our securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a broker-dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.

We and the selling securityholders may solicit offers to purchase the securities directly from, and may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.

It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities. Our common stock is listed on the Nasdaq under the symbols “EOSE.”

We and the selling securityholders may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or the selling securityholders pay for solicitation of these contracts.

A selling securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any selling securityholder or borrowed from any selling securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any selling securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any selling securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by us or the selling securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from us or the selling securityholders in amounts to be negotiated immediately prior to the sale.

If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121 (“Rule 5121”), that offering will be conducted in accordance with the relevant provisions of Rule 5121.

Underwriters, broker-dealers or agents may facilitate the marketing of an offering online directly or through one of their affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular underwriter, broker-dealer or agent, place orders online or through their financial advisors.

In offering the securities covered by this prospectus, we, the selling securityholders and any underwriters, broker-dealers or agents who execute sales for the selling securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions, concessions or profit they earn on any resale of those securities may be underwriting discounts and commissions under the Securities Act.

The underwriters, broker-dealers and agents may engage in transactions with us, or perform services for us, in the ordinary course of business.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The selling stockholders and any other person participating in sales of the securities will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling securityholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We have agreed to indemnify the selling securityholders against certain liabilities, including certain liabilities under the Securities Act, the Exchange Act or other federal or state law. Agents, broker-dealers and underwriters may be entitled to indemnification by us and the selling securityholders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, broker-dealers or underwriters may be required to make in respect thereof.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion describes certain U.S. federal income tax consequences of the ownership and disposition of our common stock. This discussion applies only to shares of our Common Stock that are purchased from us or the selling securityholder pursuant to this prospectus, and that are held as capital assets.

This discussion does not describe all of the U.S. federal tax consequences that may be relevant to you in light of your particular circumstances, such as consequences arising under the federal estate and gift tax, any alternative minimum tax or the Medicare tax on net investment income or the consequences to you if you are an accrual-method taxpayer that is required to conform the timing of recognition of items of income to an “applicable financial statement” under Section 451(b) of the Internal Revenue Code of 1986, as amended (the “Code”), or differing tax consequences applicable to you if you are a beneficial owner of common stock subject to special rules, such as:

•certain financial institutions;

•insurance companies;

•dealers or traders in securities subject to a mark-to-market method of tax accounting;

•persons holding common stock as part of a “straddle,” integrated transaction or similar transaction;

•U.S. Holders (as defined below) whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

•entities or arrangements classified as a partnership for U.S. federal income tax purposes; or

•tax-exempt entities.

If you are an entity or arrangement that is classified as a partnership for U.S. federal income tax purposes that holds our common stock, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and upon the activities of the partnership. Partnerships holding our common stock and partners in those partnerships should consult their tax advisors as to their particular U.S. federal income tax consequences of holding and disposing of our common stock.

This summary is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed U.S. Treasury regulations, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. You are urged to consult your tax advisors with regard to the application of the U.S. federal income tax laws to your particular situation as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Tax Consequences to U.S. Holders

This section applies to you if you are a U.S. Holder. You are a U.S. Holder if for U.S. federal income tax purposes you are a beneficial owner of common stock that is:

•an individual who is a citizen or resident of the United States;

•a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Distributions on the Common Stock

We do not intend to pay cash dividends on our common stock in the near future. If we pay any distributions on our common stock, such distributions, other than certain pro rata distributions of the common stock, will be treated as dividends to the extent paid out of our current or accumulated earnings and profits and will be includible in your income and taxable as ordinary income when received. If a distribution exceeds our current and accumulated earnings and profits, the excess will first be treated as a tax-free return of your investment, up to your tax basis in the common stock, and any remaining excess will be treated as a capital gain. If you are a non-corporate U.S. Holder, dividends received by you will be eligible to be taxed at reduced rates if you meet certain holding period and other applicable requirements. If you are a corporate U.S. Holder, dividends received by you will be eligible for the dividends-received deduction if you meet certain holding period and other applicable requirements.

Sale, Certain Redemptions or Other Taxable Dispositions of the Common Stock

Upon sales, certain redemptions or other taxable dispositions of our common stock, you generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of all other property received upon such disposition and (ii) your tax basis in the common stock. Such capital gain or loss will be long-term capital gain or loss if your holding period in the common stock is more than one year at the time of the taxable disposition. Long-term capital gains recognized by certain non-corporate U.S. Holders (including individuals) generally are subject to reduced rates of U.S. federal income tax. A U.S. Holder’s ability to deduct capital losses may be limited.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply to payments to a U.S. Holder of dividends on shares of common stock and the proceeds of a sale of a share of common stock, unless the U.S. Holder is an exempt recipient (such as a corporation). Backup withholding (currently at a 24% rate) will apply to those payments if the U.S. Holder fails to provide the applicable withholding agent with a properly completed and executed Internal Revenue Service (“IRS”) Form W-9 providing such U.S. Holder's correct taxpayer identification number and certifying that such U.S. Holder is not subject to backup withholding, or to otherwise establish an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the U.S. Holder’s U.S. federal income tax liability, provided the required information is furnished timely to the IRS.

Tax Consequences to Non-U.S. Holders

This section applies to you if you are a Non-U.S. Holder. You are a Non-U.S. Holder if for U.S. federal income tax purposes you are a beneficial owner of common stock that is:

•a nonresident alien individual;

•a foreign corporation; or

•a foreign estate or trust.

You are not a Non-U.S. Holder if you are an individual present in the United States for 183 days or more in the taxable year of disposition of common stock and who is not otherwise a resident of the United States for U.S. federal income tax purposes, or if you are a former citizen or former resident of the United States, in which case you should consult your own tax advisor regarding the U.S. federal income tax consequences of owning and disposing of common stock.

Sale, Exchange or Other Taxable Disposition of Shares of common stock

You generally will not be subject to U.S. federal income tax on gain recognized on a sale or other taxable disposition of the common stock unless:

•the gain is effectively connected with your conduct of a trade or business in the United States, as described below, or

•the common stock constitutes a U.S. real property interest (“USRPI”) by reason of our status as a “United States real property holding corporation” (“USRPHC”), as defined in the Code, at any time within the five-year period preceding the disposition or your holding period, whichever is shorter, and certain other conditions are met.

With respect to the second bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our assets used or held for use in a trade or business, there can be no assurance we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition of common stock by a Non-U.S. Holder will generally not be subject to U.S. federal income tax if our common stock is “regularly traded” on an established securities market as defined by applicable Treasury Regulations and such Non-U.S. Holder has not owned, actually or constructively, more than 5% of our common stock at any time during the five-year period ending on the date of the sale or other taxable disposition (or the Non-U.S. Holder’s holding period, if shorter). There can be no guarantee that our common stock will be treated as “regularly traded” for these purposes. Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.
Dividends and Constructive Distributions

Dividends paid or deemed to be paid to you generally will be subject to withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty, unless the dividend is effectively connected with your conduct of a trade or business in the United States, as described below. In order to obtain a reduced rate of withholding, you will be required to provide a properly executed IRS Form W-8BEN or Form W-8BEN-E (or other applicable form) certifying your entitlement to benefits under a treaty.

Effectively Connected Income

If dividends or gain on our common stock are effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment or fixed base maintained by you), you will generally be subject to regular U.S. federal income tax with respect to that income in the same manner as a U.S. Holder (see “Tax Consequences to U.S. Holders” above). In this case, you will be exempt from the withholding tax on dividends discussed above, although you will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding. You should consult your tax advisor with respect to other U.S. tax consequences of the ownership and disposition of our common stock, including the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate) if you are a corporation.

Backup Withholding and Information Reporting

Information returns are required to be filed with the IRS in connection with payments on the common stock. Unless you comply with certification procedures to establish that you are not a United States person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition of the common stock, and you may be subject to backup withholding on payments on the common stock or on the proceeds from a sale or other disposition of the common stock.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that the required information is timely furnished to the IRS.

FATCA

Provisions commonly referred to as “FATCA” impose withholding of 30% on payments of dividends (including deemed dividends) on shares of the common stock to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of certain interests in or accounts with those entities) have been satisfied or an exemption applies. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. If any withholding is imposed, a beneficial owner of a share of our common stock that is not a foreign financial institution generally will be entitled to a refund of any amounts withheld by timely filing a U.S. federal income tax return, which may entail significant administrative burden. While withholding under FATCA would also have applied to payments of gross proceeds from the sale or other disposition of shares of common stock, proposed U.S. Treasury regulations would eliminate FATCA withholding on payments of gross proceeds entirely, and the preamble to the proposed regulations provides that taxpayers may rely on these proposed regulations pending their finalization. You should consult your tax advisor regarding the implications of FATCA.

LEGAL MATTERS

Davis Polk & Wardwell LLP has passed upon the validity of the securities of the Company offered by this prospectus. Any underwriters, dealers or agents will be advised by their own legal counsel concerning matters relating to any offering.

EXPERTS

The financial statements of Eos Energy Enterprises, Inc., incorporated by reference in this prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable in connection with the offering of the shares of common stock being registered, all of which will be paid by the registrant (except any underwriting discounts and commissions and expenses incurred by the selling securityholders in disposing of the shares of common stock).

Amount to Be Paid
Registration fee	$26,941.04
Printing expenses	*
Legal fees and expenses (including Blue Sky fees)	*
Accounting fees and expenses	*
Trustee and transfer agent and registrar fees and expenses	*
Miscellaneous	*
Total	$26,941.04

*	To be provided in one or more prospectus supplements filed hereunder.

Item 15. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law, or DGCL, provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the registrant. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise. The registrant’s bylaws provide for indemnification by the registrant of its directors, officers and employees to the fullest extent permitted by the DGCL. The registrant has entered into indemnification agreements with each of its current directors and executive officers to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in the registrant’s certificate of incorporation and by-laws and to provide additional procedural protections. There is no pending litigation or proceeding involving a director or executive officer of the registrant for which indemnification is sought.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock purchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. The registrant’s certificate of incorporation provides for such limitation of liability.

The registrant maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (b) to the registrant with respect to payments which may be made by the registrant to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.
II-1

II-2

 Item 16. Exhibits

(a)	The following exhibits are included or incorporated by reference in this registration statement on Form S-3:

Exhibit No.	Document
3.1
Third Amended and Restated Certificate of Incorporation of the Company, as amended (incorporated by reference to Exhibit 3.1 of the Company’s annual report on Form 10-K filed with the SEC on February 28, 2023)

3.2	Second Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the SEC on May 19, 2022)
3.3
Certificate of Amendment to the Third Amended and Restated Certificate of Incorporation of the Company, as amended (incorporated by reference to Exhibit 3.2 of the Company’s Quarterly Report on Form 10-Q filed with the SEC on May 14, 2024)

3.4
Third Certificate of Amendment to the Third Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Form 8-A filed with the SEC on July 2, 2026)

3.5	Series A-1 Preferred Stock Certificate of Designation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on June 24, 2024)
3.6	Series A-2 Preferred Stock Certificate of Designation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on August 30, 2024)
3.7
Certificate of Designation of Series B-1 Non-Voting Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on September 12, 2024)

3.8
Certificate of Designation of Series B-2 Non-Voting Convertible Preferred Stock (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the SEC on September 12, 2024)

3.9
Certificate of Designation of Series B-3 Non-Voting Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on November 4, 2024)

3.10
Certificate of Designation of Series B-4 Non-Voting Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on January 27, 2025)

4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on November 20, 2020)
4.2	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed with the SEC on July 2, 2026)

4.3
Warrant Agreement, dated August 3, 2026, by and between the Registrant and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on August 6, 2026)

4.4
Exchange Agreement, dated August 4, 2026, by and between the Registrant and HBC MSF Capital Solutions Blocker II LLC (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K filed with the SEC on August 6, 2026)

4.5
Registration Rights Agreement dated August 4, 2026 by and between Eos Energy Enterprises, Inc. and CCM Frontier JV Holdco, LLC (incorporated by reference to Exhibit 4.4 to the Company’s Current Report on Form 8-K filed with the SEC on August 6, 2026)

4.6
Registration Rights Agreement dated August 4, 2026 by and between Eos Energy Enterprises, Inc. and HBC MSF Capital Solutions Blocker II LLC (incorporated by reference to Exhibit 4.5 to the Company’s Current Report on Form 8-K filed with the SEC on August 6, 2026)

5.1*	Opinion of Davis Polk & Wardwell LLP
10.1
Contribution and Warrants Issuance Agreement dated August 4, 2026 by and between Eos Energy Enterprises, Inc. and Frontier Power USA Parent, LLC (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on August 6, 2026)

10.2
Securities Purchase Agreement dated June 21, 2024 by and between Eos Energy Enterprises, Inc. and CCM Denali Equity (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on June 24, 2024)

23.1*	Consent of Deloitte & Touche LLP
23.2*	Consent of Davis Polk & Wardwell LLP (included in Exhibit 5.1 hereto)
107*	Filing Fee Table

*Filed herewith.

Item 17. Undertakings

    (a)    The undersigned registrant hereby undertakes:

    (1)    To file, during any period in which offers or sales are being made of securities registered hereby, a post-effective amendment to this registration statement:

    (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

    (iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

    (2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4)    That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

    (A)    Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

    (B)    Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

    (5)    That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

    (i)    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

    (ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

    (iii)    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

    (iv)    Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

    (6)    To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the SEC under Section 305(b)(2) of the Trust Indenture Act.

    (b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, State of Pennsylvania, on this 31st day of August, 2026.

EOS ENERGY ENTERPRISES, INC.

By:	/s/ Alessandro Lagi
	Name:	Alessandro Lagi
	Title:	Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Joseph Mastrangelo and Alessandro Lagi, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Position	Date

/s/ Joseph Mastrangelo	Chief Executive Officer and Director	August 31, 2026
Joseph Mastrangelo	(Principal Executive Officer)

/s/ Alessandro Lagi	Chief Financial Officer	August 31, 2026
Alessandro Lagi	(Principal Financial Officer)

/s/ Sumeet Puri	Chief Accounting Officer	August 31, 2026
Sumeet Puri	(Principal Accounting Officer)

/s/ Alex Dimitrief	Director	August 31, 2026
Alex Dimitrief

/s/ Jeffrey Bornstein	Director	August 31, 2026
Jeffrey Bornstein

/s/ Claude Demby	Director	August 31, 2026
Claude Demby

/s/ Nathaniel Fick	Director	August 31, 2026
Nathaniel Fick

/s/ Jeffrey McNeil	Director	August 31, 2026
Jeffrey McNeil

/s/ Joseph Nigro	Director	August 31, 2026
Joseph Nigro

	Director	August 31, 2026
Nick Robinson

/s/ Haiyan Song	Director	August 31, 2026
Haiyan Song

/s/ David Urban	Director	August 31, 2026
David Urban

/s/ Marian “Mimi” Walters	Director	August 31, 2026
Marian “Mimi” Walters